PROSPECTUS SUPPLEMENT NO. 6 (To Prospectus dated September 13, 2011)	Filed pursuant to Rule 424(b)(3) Registration No. 333-176618

Bontan Corporation Inc.

61,102,500 Shares of Common Stock
_____________________________

This prospectus supplement updates and supplements the prospectus dated September 13, 2011, relating to the resale of up to 61,102,500 shares of our common stock by certain selling stockholders.

This prospectus supplement contains our quarterly report, on Form 6-K, which was filed with the U.S. Securities and Exchange Commission on December 21, 2011.

You should read this prospectus supplement in conjunction with the prospectus dated September 13, 2011, including any supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus and any supplements thereto, except to the extent the information in this prospectus supplement supersedes the information contained in the prospectus and any supplements thereto.

Our common stock is quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol “BNTNF.” The high and low bid prices for our common stock on the OTC Bulletin Board on December 20, 2011 were US$0.07 and US$0.04 per share respectively. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Investing in our common shares involves a high degree of risk.  See “Risk Factors” beginning on page 11 of the prospectus.

Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

____________________________

Prospectus Supplement dated December 21, 2011

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of September 2011
Commission File Number 0-30314

BONTAN CORPORATION INC
(Translation of registrant’s name into English)

47 Avenue Rd., Suite 200, Toronto, Ontario, Canada M5R 2G3
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.
Form 20-F ___X___ Form 40-F _______

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ______

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ______

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.
Yes _______ No___X____

If “Yes” is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b):
82- ______________.

EXHIBIT 1 - QUARTERLY FINANCIAL STATEMENTS

EXHIBIT 2 - MANAGEMENT DISCUSSION & ANALYSIS

EXHIBIT 3 - CERTIFICATION OF CEO

EXHIBIT 4 - CERTIFICATION OF CFO

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 25, 2011

BONTAN CORPORATION INC.

By: /s/ Kam Shah
Kam Shah
Chief Executive Officer

BONTAN CORPORATION INC.
SECOND QUARTER ENDED SEPTEMBER 30, 2011

MANAGEMENT’S DISCUSSION AND ANALYSIS

Prepared as at November 25, 2011

Index

Overview	3
Summary of Results	3
Number of Common shares, options and warrants	4
Business Environment	4
Risk Factors	4
Forward looking statements	4
Business Plan	5
Results of operations	5
Liquidity and Capital Resources	8
Working Capital	8
Operating Cash Flow	9
Investing Cash Flow	9
Financing Cash Flow	11
Key Contractual Obligation	11
Off balance sheet arrangements	12
Transactions with related parties	12
Financial and derivative Instruments	13
International Financial Reporting Standards	15
Future Accounting Pronouncements	15
Internal Controls over Financial Reporting	16
Public Securities Filings	16

Management Discussion and Analysis

The following discussion and analysis by management (“MD & A”) of the financial condition and financial results for Bontan Corporation Inc. for the second quarter ended September 30, 2011 should be read in conjunction with the interim unaudited condensed Consolidated Financial Statements for the second quarter ended September 30, 2011, and  Canadian GAAP annual audited consolidated financial statements and notes and our annual F-20 report for the year ended March 31, 2011 and interim unaudited condensed consolidated financials prepared in accordance with International Financial Reporting Standards (“IFRS”) and MD & A  for the first quarter ended June 30, 2011.

All financial information has been prepared in accordance with generally accepted accounting principles in Canada (“GAAP”), as set out in the Handbook of the Canadian Institute of
Chartered Accountants – Part 1 (“CICA Handbook”), except for any financial information specifically denoted otherwise. The CICA Handbook was revised to incorporate IFRS as issued by the International Accounting Standards Board, and requires publicly accountable enterprises to apply IFRS effective for years beginning on or after January 1, 2011, and to provide comparative figures for 2010. Accordingly, for periods beginning on or after April 1, 2011, Bontan commenced reporting on this basis. In preparing its financial statements, Bontan started from an opening consolidated statement of financial position as at April 1, 2010, Bontan's IFRS transition date, and made those changes in accounting policies and other adjustments required by IFRS 1 “First-time adoption of International Financial Reporting Standards” (“IFRS 1”) for the first time adoption of IFRS. Note 3 of Bontan’s interim unaudited condensed financial statements for the second quarter of 2012 provides additional information on the impact of the transition to IFRS on Bontan’s previously published Canadian GAAP financial statements for the three and six months ended September 30, 2010.

This management discussion and analysis is prepared by management as at November 25, 2011. The Company’s auditors have not reviewed it.

In this report:

a.	The words “us”, “we”, “our”, “the Company” and “Bontan” have the same meaning unless otherwise stated and refer to Bontan Corporation Inc. and its subsidiary.
b.	Our indirect working interest in two drilling licenses offshore Israel is sometimes referred to as “Israel project”
c.	Our subsidiary, Israel Petroleum Company, Ltd Cayman is referred to as “IPC Cayman”

Overview

Summary of Results

The following table summarizes financial information for the quarter ended September 30, 2011 and the preceding seven quarters: (All amounts in ‘000 CDN$ except net loss per share, which are actual amounts)

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Quarter ended	Sept. 30	Jun. 30	Mar. 31	Dec. 31	Sept. 30	Jun. 30	Mar. 31	Dec. 31
	2011	2011	2011	2010 *	2010	2010	2010	2009*
Total Revenue	-	-	-	-	-	-	-	-
Net loss	(673)	(874)	(3,728)	(1,065)	(1,329)	(486)	(3,927)	(630)
Working capital	(146)	756	1,707	1,167	960	1,085	372	(10,907)
Shareholder’s equity	6,834	7,737	8,688	8,364	8,323	8,448	6,900	6,809
Net loss per share - basic and diluted	$(0.01)	$(0.01)	$(0.05)	$(0.01)	$(0.02)	$(0.01)	$(0.09)	$(0.01)

Details for these quarters are derived from financials prepared under previous Canadian GAAP while figures for the other quarters are derived from financials prepared in accordance with IFRS

Number of common shares, options and warrants

These are as follows:

As at September 30, 2011 AND November 25, 2011
Shares issued and outstanding	78,664,076
Warrants issued and outstanding (a)	73,071,420
Options granted but not yet exercised (b)	5,775,000

(a)
Warrants are convertible into equal number of common shares of the Company within two to five years of their issuance, at average exercise price of US$0.26. These warrants have weighted average remaining contractual life of 3.10 years.

(b)	Options are exercisable into equal number of common shares at an average exercise price of US$0.18 and have a weighted average remaining contractual life of approximately 3.12 years.

Business Environment

Risk factors

Please refer to the Annual Report in the form F-20 for the fiscal 2011 for detailed information as the economic and industry factors that are substantially unchanged.

Forward looking statements

Certain statements contained in this report are forward-looking statements. All statements, other than statements of historical facts, included herein or incorporated by reference herein, including without limitation, statements regarding our business strategy, plans and objectives of management for future operations and those statements preceded by, followed by or that otherwise include the words “believe”, “expects”, “anticipates”, “intends”, “estimates” or similar expressions or variations on such expressions are forward-looking statements. We can give no assurances that such forward-looking statements will prove to be correct.

Each forward-looking statement reflects our current view of future events and is subject to risks, uncertainties and other factors that could cause actual results to differ materially from any results expressed or implied by our forward-looking statements.

Risks and uncertainties include, but are not limited to:
•	Our lack of substantial operating history;

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•	The success of the exploration prospects, in which we have interests;
•	Uninsured risks;
•	The impact of competition;
•	The enforceability of legal rights;
•	The volatility of oil and gas prices;
•	Weather and unforeseen operating hazards;

Important factors that could cause the actual results to differ materially from our expectations are disclosed in more detail under the “Risk Factors” in our Annual report for fiscal 2011. Our forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Currently we do not hold interests in any exploration projects and have no reserves as defined in Canadian National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities ("NI 51-101"). All information contained herein regarding resources is references to undiscovered resources under NI 51-101, whether stated or not.

Business plan

We invest in the exploration and development of oil and gas wells. We focus on partnering with established developers and operators. We have never had any oil and gas operations and do not currently own any oil and gas properties with proven reserves.

In fiscal 2010, we acquired indirect working interest, which is currently 5.23%, in two licenses for drilling oil and gas in offshore location in Israel. Currently there are several disputes with the management of our subsidiary, IPC Cayman surrounding our rights to this property. As explained later, these disputes are being contested in courts in Israel and Cayman Islands.

We are therefore currently focused on resolving the disputes.  There are also efforts in progress in out of court settlement with the management of IPC Cayman. These actions may result in us selling our interest on terms acceptable to us. If this happens, then we will invest the cash acquired through sale into other business opportunities. On the other hand, if we are successful in preserving our working interest, we will focus on participating in the future development of these two licenses.

Results of operations

Three months ended September 30	2011	2010
	In 000’s CDN$
Income	-	-
Expenses	(673)	(1,407)
	(673)	(1,407)
Non-controlling interests	-	78
Net loss for period	(673)	(1,329)
Deficit at end of period	(42,538)	(39,077)

Overview

During the three months ended September 30, 2011, we were primarily busy with various litigation matters involving legal actions against the management of IPC Cayman and others. Further details of these actions are elaborated later in this report.

During the quarter ended September 30, 2011, there were no new developments relating to the Israeli project.

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During the three months ended September 30, 2010, key events included (a) further processing work on 3D seismic data obtained for the areas covered by the two drilling licenses in off shore Israel wherein we hold an indirect working interest; and (b) disposal of significant part of our short term investment portfolio, mainly comprising non-performing investments which showed no sign of any future improvements.

Income

We had no revenue during the three months ended September 30, 2011 and 2010.

Expenses

The overall analysis of the expenses is as follows:

	Three months ended September 30
	2011	2010

Operating expenses	64,895	165,426
Consulting fee & payroll	116,927	474,189
Exchange losses	21,656	5,971
Loss on disposal of short term investments	12,449	536,290
Write down of short term investments	181,250	-
Professional fees	276,085	225,206
	673,262	1,407,082

Operating Expenses
	Three months ended September 30,
	2011	2010
Travel, meals and promotion	$ 7,826	$ 79,027
Shareholders information	32,714	35,359
other	24,355	51,040
	$ 64,895	$ 165,426

Travel, meals and promotions

As explained earlier, our primary focus during the three months to September 30, 2011 was on handing various litigation matters. This explains significant reduction in expenses compared to the same period in the previous fiscal year.

Expenses for the three months ended September 30, 2010 were substantially incurred by the key consultant, Mr. Terence Robinson and other consultants in visiting Vancouver, UK and USA in connection with the Israel Offshore Project and further fund raising efforts and local club and entertainment costs in business meetings and by IPC Cayman manager –Mr. Howard Cooper in visiting Israel, Europe and Canada in handling the Israel project.

Shareholder information

Shareholder information costs comprise investor and media relations fee, costs of holding annual general meeting of the shareholders and various regulatory filing fees.

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Major cost consists of media relation and investor relation services provided by Current Capital Corp. under contracts dated July 1, 2004, which are being renewed automatically unless canceled in writing by a 30-day notice for a total monthly fee of US$10,000. Current Capital Corp. is a shareholder Corporation where the Chief Executive and Financial Officer of the Company provide accounting services.

Management believes that such services are essential to ensure our existing shareholder base and prospective investors/brokers and other interested parties are constantly kept in contact and their comments and concerns are brought to the attention of the management on a timely basis.

Fees were consistent for the 2011 and 2010 periods.

Other operating costs

These costs include rent, telephone, Internet, transfer agents fees and other general and administration costs. Lack of any significant business activities explains the reduction in these costs.

Consulting fees and payroll

Three months ended September 30	2011	2010

Fees settled in common shares	-	$ 204,527
Fees settled in cash	106,021	260,938
Payroll	10,906	8,724

	116,927	$ 474,189

Consulting fees related to fees paid to the CEO and two other consultants and two members of the audit committee. Fees to these consultants were consistent for the 2011 and 2010 periods.

During the three months ended September 30, 2010, other consulting fees included shares issued to a consultant in settlement of his fees of $18,624, while eight other consultants including the three directors of the Company and three consultants of IPC Cayman were issued total of 950,000 options for five year term and exercise price of US$0.35 to convert into equal number of common shares of the Company. These options were fully vested upon issuance and were valued at $185,903 using the Black-Scholes option price model. Cash fees included fees paid to three consultants in Toronto including Mr. Kam Shah and Mr. terence Robinson of approximately $106,000 and fees of approximately $135,000 paid to four consultants by IPC Cayman including its manager and sole director, Mr. Howard Cooper.

Exchange (gain) loss

Exchange differences related to translation losses arising from converting foreign currency balances, mainly in US dollar into Canadian dollar, which is the functional and presentation currency, on consolidation.

The company had payables in US dollar which, due to the weakening of the Canadian dollar against US dollar resulted in an exchange loss on conversion of approximately $22,000 at September 30, 2011.

As at September 30, 2010, the Company had excess of liabilities in US dollar of approximately $860,000 over its monetary assets in US Dollar. During the quarter ended on that date, Canadian dollar slightly weakened against US dollar from almost par value at the beginning of the period to CDN$1.03 at the end of the period. These fluctuations resulted in a net exchange loss of approximately $ 6,000 for the quarter ended September 30, 2010 on period end translation of US dollar items.

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Write off of Short term Investments

As at September 30, 2011, the Company’s short term investment portfolio included three marketable securities whose market price showed continued declining trend which the management believed would unlikely to improve in the near future. The carrying costs of these securities were therefore further written down by $181,250 which amount was considered to have impaired.

Loss on disposal of short term investments

The disposal of short term investments, during the three months ended September 30, 2011, was mainly caused by the need for additional cash to meet increasing litigation costs.

During the quarter ended September 30, 2010, the Company’s management reviewed its short term investment portfolio and identified several holdings whose market value remained depreciated for quite some time and showed no signs of any recovery in the near future. We therefore decided to dispose of these investments to avoid further decline in their values and focus on those whose values are more likely to improve in the near future. Six holdings were disposed of at a loss of $536,290. Two of these holdings accounted for 65% of the realized losses.

Professional fees

Professional fees for the three months ended September 30, 2011 consisted of audit and accounting fees of approximately $36,500 and legal fees of approximately $ 239,500.

Legal fees primarily consisted of fees incurred by the Company for its legal actions against Shaldieli and IPC Cayman management as discussed elsewhere in this report.

The Company expects its legal costs to increase as various lawsuits come up for hearing in Israel and Cayman Island courts.

During the three months ended September 30, 2010, audit fee of $ 15,000 was accrued on the basis of $ 60,000 annual fee. IPC Cayman incurred costs of approximately $85,000 during this period towards its bookkeeping services.

During the above period, legal costs were approximately $ 125,000 including fees of approximately $62,000 incurred by IPC Cayman, in connection with various matters and general advice in connection with the Israeli project.

Liquidity and Capital Resources

Working Capital

As at September 30, 2011, the Company had a working capital deficit of approximately $0.1 million compared to a working capital of approximately $1.7 million as at March 31, 2011.

Cash on hand as at September 30, 2011 was approximately $65,000 compared to $348,000 as at March 31, 2011. Cash was primarily used on the operating and legal expenses which increased significantly due to various legal actions.

Bontan’s cash requirement for the next twelve months will largely depend on how quickly the various legal actions are resolved either in courts or through settlement. If litigations continue, we estimate our cash requirement for working capital to be around $ 1 million. While our key shareholders have indicated that they would be willing to provide further financing if needed, no firm commitments have yet been received and a going concern note included as Note 2 (c ) to the unaudited condensed consolidated financials for the second quarter ended September 30, 2011 further elaborates this matter.

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 If we succeed in retaining our interest in the Israeli property, we will be required to contribute our share in exploratory well costs beyond $ 28 million, which at this stage cannot be reasonably estimated. In such case, however, we believe that the Company will be able to attract additional cash either through holders of options and warrants exercising their conversion rights or through new private placement. If however, we are able to sell our interest through negotiated settlement or any other means; we will use the funds in acquiring new business opportunities.

Operating cash flow

During the three months ended September 30, 2011, operating activities required net cash outflow of approximately $ 0.4 million, which was met from the available cash and proceeds from the sale of short term marketable securities.

During the quarter ended September 30, 2010, operating activities required net cash out flow of approximately $ 800,000, which was met from the available cash and proceeds from the disposal of short term investments.

The company expects its operating cash requirements to increase as explained elsewhere in the report; the Company has launched several legal actions which will require significant cash as explained above.

Investing cash flows

During the three months ended September 30, 2011, the company received net proceeds totalling $319,890 from the sale of its short term investments, which were used for operational purposes – primarily to pay the legal costs relating to pending litigations.

During the quarter ended September 30, 2010, the company paid approximately US$ 136,000 on the Israeli project in response to a cash call, which was offset by sale of 5% of its interest to the operator as per the agreement. A net cash of approximately $ 200,000 was generated from the disposal of our short term investment portfolio.

Exploration and evaluation expenditure

The Company currently holds indirect 5.23% working interest in the Israeli property. This is held by way of the Company’s equity interest of 76.79% in IPC Cayman which holds 50% equity interest in IPC limited partnership in Israel (“IPC Israel”). IPC Israel is the registered holder of 13.609% interest in two licenses to drill oil and gas offshore Israel.

The relevant tree structure of the holdings in the various companies, prior to the Shaldieli Transaction, is as follows:

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Bontan’s working interest is 76.79% of 50% of 13.609% = 5.23%

The key events that happened during the three months ended June 30, 2011 have been detailed under “overview” section of this report.

However, as explained in subsequent events Note 17 to the unaudited condensed consolidated financials for the second quarter ended September 30, 2011, on November 8, IPC Cayman and Shaldieli completed its transaction under which Shaldieli Inc.  allotted 144,821,469 shares to IPC Cayman representing approximately 90% of Shaldieli’s share capital ( subject to further dilution)  in exchange for  IPC Cayman’s 50% equity in IPC Oil & Gas ( Israel) Limited Partnership (“IPC Israel”).

Bontan’s beneficial share, through its ownership of 76.79% equity of IPC Cayman, in the allotted Shaldieli shares is approximately 111.2 million shares of Shaldieli Inc. or approximately 69% of Shaldieli share capital. Shaldieli now holds 50% of the equity in IPC Israel which, in turn, holds a13.6090% working interest in the two licences – Sarah and Myra – under the offshore Israeli Project. Our indirect interest will, as a result, reduce to 4.695%( subject to further dilution). However, we will continue to pursue court actions as explained elsewhere to either have this transaction invalidated and regain our original interest or seek liquidated damages. The final outcome of these actions and counter claims from IPC Cayman cannot be reasonably predicated at this stage.

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Pending Disputes

Note 20 of the fiscal 2011 audited financial statements and Note 13 of unaudited condensed consolidated financial statements for the three months ended June 30, 2011, provide details of various lawsuits being filed against Shaldieli, its key shareholders, Mr. Howard Cooper and his company, International Three Crown Petroleum LLC.

The following provide further updates to the pending lawsuits since July 1, 2011

Actions taken in Israel

No new development except for a second pre-trial on November 21, 2011 which was more procedural dealing with disclosures and interrogations.

Actions taken in Cayman Islands

As previously reported, on April 28, 2011, we filed a summons against Israel Petroleum Company Limited (“IPC Cayman”) and International Three Crown Petroleum LLC (ITC”) seeking an order pursuant to section 46 of the Companies Law ( 2010 Revision) that the register of  IPC Cayman be rectified to give effect to a share transfer request made on March 8, 2011 together with such other ancillary relief as may be necessary for the purpose of giving effect to the rectification.

The judge in the Grand Court of the Cayman Islands financial services division dismissed our claim on October 24, 2011.  However, we have received a letter from ITC’s Cayman lawyers stating that ITC and IPC will convene a meeting of IPC’s members of record, provided that such request is made pursuant to the terms of the Stockholders Agreement.

We are now reviewing possibility of calling such a meeting.

Short term investments

The company’s short term investment at September 30, 2011 consisted of Canadian junior resource public companies whose carrying costs, after writing off impairment of $181,250, was approximately $0.6 million and their market value on that date was approximately $0.5 million.

The Company had short term investments at a carrying cost of approximately $ 3.3 million as at September 30, 2010 – all of which were held in five Canadian public companies. These investments were stated at their fair value of approximately $ 1.7 million  as at September 30, 2010 and the difference representing unrealised loss of approximately $1.6 million was transferred to accumulated other comprehensive loss and included under shareholders equity.

Financing cash flows

There were no cash flows from financing activities generated for the three months ended September 30, 2011 and September 30, 2010.

Key Contractual obligations

The only contractual obligation as at September 30, 2011 related to the commitment to cover our share of the exploration costs on the two exploration wells to be drilled on the Israeli property on or before July 2012. These costs are expected to be covered by $ 28 million payable by Ofer brothers who acquired 50% of the working interest from our subsidiary, IPC Cayman.

Further, as explained elsewhere, in November 2011, the intended transaction between Shaldieli Inc. and IPC Cayman was completed and as a result, further exploration costs will be covered through the funds to be raised through Shaldieli Inc. and Bontan is not expected to provide any further funding.

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Off balance sheet arrangements

At September 30, 2011 and 2010, the Company did not have any off balance sheet arrangements, including any relationships with unconsolidated entities or financial partnership to enhance perceived liquidity.

As explained in note 2(d) to the unaudited condensed consolidated financial statements for the second quarter ended September 30, 2011, the Company de-consolidated IPC Cayman financials effective May 18, 2010 due to loss of control and power to govern the financial and operating policies. The company owns 76.79% equity interest in IPC Cayman. The Company maintains that it has no further financial obligations towards IPC Cayman except to the extent of our share in the exploration costs of the Israeli project in excess of $28 million as explained under Key contractual obligations section of this report.

Transactions with related parties

Transactions with related parties are incurred in the normal course of business and are measured at the exchange amount. Related party transactions and balances have been listed in Note 12 to the unaudited condensed consolidated financial statements for the second quarter ended September 30, 2011.

 Given below is background information on some of the key related parties and transactions with them:

1.	Current Capital Corp. (CCC). CCC is a related party in following ways –
a.	Director/President of CCC, Mr. John Robinson is a consultant with Bontan
b.	CCC provides media and investor relation services to Bontan under a consulting contract.
c.	Chief Executive and Financial Officer of Bontan is providing services to CCC.
d.	CCC and John Robinson hold significant shares, options and warrants in Bontan.

CCC also charged a finder’s fee at the rate of 10% of the gross money raised for the Company through issuance of shares and warrants under private placements. In addition,

2.
Mr. Kam Shah is a director of the Company and also provides services as chief executive and financial officer under a five-year contract. The compensation is decided by the board on an annual basis and is usually given in the form of shares and options.

3.
Mr. Terence Robinson was Chairman of the Board and Chief Executive Officer of the Company since October 1, 1991. He resigned from the Board on May 17, 2004 but continues with the Company as a key consultant. He advises the board in the matters of shareholders relations, fund raising campaigns, introduction and evaluation of investment opportunities and overall operating strategies for the Company.

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Financial and derivative Instruments

Fair Value
	September 30, 2011		March 31, 2011
	Carrying value	Fair value	Carrying value	Fair value
Financial assets
Cash	65,106	65,106	348,464	348,464
Other receivable	54,785	54,785	114,069	114,069
Short term investments	614,974	476,050	2,118,724	1,359,431
Financial liabilities
Accounts payable and accrued liabilities	742,375	742,375	663,577	663,577

Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments. These estimates are subject to and involve uncertainties and matters of significant judgment, therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

A summary of the Company’s risk exposures as it relates to financial instruments are reflected below:

i) Credit risk

Credit risk is the risk of loss associated with a counter-party’s inability to fulfill its payment obligations. The credit risk is attributable to various financial instruments, as noted below. The credit risk is limited to the carrying value amount carried on the statement of financial position.

a.	Cash and cash equivalents – Cash and cash equivalents are held with major financial institutions in Canada and therefore the risk of loss is minimal.

b.	Trade and other receivables – The Company is not exposed to major credit risk attributable to customers. A significant portion of this amount is due from the Canadian government.

c.
Short term Investments – The Company has exposure for this balance at September 30, 2011 of approximately $0.48 million (March 31, 2011 - $1.9 million). These investments are in junior Canadian public companies and are valued at their quoted market prices on reporting dates.

ii) Liquidity risk

The Company monitors its liquidity position regularly to assess whether it has the funds necessary to fulfill planned exploration commitments on its petroleum and natural gas properties or that viable options are available to fund such commitments from new equity issuances or alternative sources such as farm-out agreements. However, as an exploration company at an early stage of development and without significant internally generated cash flows, there are inherent liquidity risks, including the possibility that additional financing may not be available to the Company, or that actual exploration expenditures may exceed those planned. The current uncertainty in global markets and pending litigations could have an impact on the Company’s future ability to access capital on terms that are acceptable to the Company. There can be no assurance that required financing will be available to the Company. If adequate financing is not available, the Company may be required to relinquish rights to certain of its interests.

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iii) Market price risk

Market risk primarily arises from the Company’s short term investments in marketable securities which accounted for approximately 6% of total assets of the Company as at September 30, 2011 (20% as at March 31, 2011). Further, the Company’s holding in one Canadian marketable security accounted for approximately 75% (March 31, 2011: 40%) of the total short term investment in marketable securities as at September 30, 2011.

The Management tries to mitigate this risk by monitoring all its investments daily with experienced consultants and ensuring that investments are made in companies which are financially stable with viable businesses.

iv) Concentration risk

Concentration risks exist in cash and cash equivalents because significant balances are maintained with one financial institution and a brokerage firm. The risk is mitigated because the financial institutions are international banks and the brokerage firm is a well-known Canadian brokerage firm with a good market reputation and has all its assets backed up by a major Canadian bank. The Company’s key asset, the indirect working interest in two off shore drilling licenses, is located in Israel.

v) Currency risk

The Company operates primarily in Canada and substantially all of its activities including cash and short term investments are denominated in Canadian dollars. However, costs incurred on exploration and evaluation relating to its interest in the Israeli project and expected potential returns, if any, would be denominated in US dollars. The Company is therefore exposed to fluctuations in the exchange rate between the US and Canadian dollar.

The fluctuation of the US dollar in relation to the Canadian dollar will consequently impact the loss of the Company and may also affect the value of the Company’s assets and the amount of shareholders’ equity.

Comparative foreign exchange rates are as follows:

	September 30, 2011	March 31, 2011	September 30, 2010
One US Dollar to CDN Dollar	1.0389	0.9718	1.0298

The Company has not entered into any agreements or purchased any foreign currency hedging arrangements to hedge possible currency risks at this time.

The balances in US Dollar as at September 30, 2011 were as follows:  (all figures in 000’ CDN$ equivalent)

Cash, receivable & short term investments	$ 29
Accounts payable and accrual	(345)
Net liabilities	$ (316)

Based on the above net exposure, a 5% depreciation of the Canadian dollar against US dollar will increase the net liabilities by $15,800 while a 5% appreciation of the Canadian dollar against US dollar will decrease the net liabilities by $ 15,800.

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International Financial Reporting Standards

Effective April 1, 2011 and as further described in Bontan’s interim unaudited condensed consolidated financial statements and notes for the first quarter ended June 30, 2011, Bontan began reporting its financial results in accordance with international Financial Reporting Standards. Refer to Bontan’s first quarter 2012MD & A dated September 26, 2011for additional information.

Use of Estimates and Judgments

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the year in which the estimates are revised and in any future years affected. Significant areas where estimation uncertainty and critical judgments are applied include valuation of financial instruments, valuation of property, plant and equipment, impairment losses, depletion and depreciation, and measurement of stock based compensation.

Future Accounting Pronouncements

Standards issued but not yet effective up to the date of issuance of the Company‘s consolidated financial statements are listed below. This listing is of standards and interpretations issued which the Company reasonably expects to be applicable at a future date. The Company intends to adopt those standards when they become effective.

IFRS 9 – “Financial Instruments” addresses the classification and measurement of financial assets.
IFRS 10 – “Consolidated Financial Statements” builds on existing principles and standards and identifies the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements of the parent company.
IFRS 11 – “Joint Arrangements” establishes the principles for financial reporting by entities when they have an interest in arrangements that are jointly controlled.
IFRS 12 – “Disclosure of Interest in Other Entities” provides the disclosure requirements for interests held in other entities including joint arrangements, associates, special purpose entities and other off balance sheet entities.
IFRS 13 – “Fair Value Measurement” defines fair value, requires disclosure about fair value measurements and provides a framework for measuring fair value when it is required or permitted within the IFRS standards.
IAS 27 – “Separate Financial Statements” revised the existing standard which addresses the presentation of parent company financial statements that are not consolidated financial statements.
IAS 28 – “Investments in Associate and Joint Ventures” revised the existing standard and prescribes the accounting for investments and sets out the requirements for the application of the equity method when accounting for investments in associates and joint ventures.

The Company has not completed its evaluation of the effect of adopting these standards on its financial statements.

15

Internal Controls over Financial Reporting

Our Chief Executive Officer who also serves as Chief Financial Officer (“CEO”) is primarily responsible in establishing and maintaining controls and procedures concerning disclosure of material information and their timely reporting in consultation and under direct supervision of the audit committee which comprises two independent directors. CEO is assisted by one employee. We therefore do not have an effective internal controls and procedures due to lack of segregation of duties. However, given the size and nature of our current operations and involvement of independent directors in the process significantly reduce the risk factors associated with the lack of segregation of duties.

The CEO has instituted a system of disclosure controls for the Company to ensure proper and complete disclosure of material information. The limited number of consultants and direct involvement of the CEO facilitates access to real time information about developments in the business for drafting disclosure documents. All documents are circulated to the board of directors and audit committee according to the disclosure time-lines.

Public Securities filings

Additional information, including the Company’s annual information form in the Form 20-F annual report is filed with the Canadian Securities Administrators at www.sedar.com and with the United States Securities and Exchange Commission  and can be viewed  at  www.edgar.com.

16

Bontan Corporation Inc.

Consolidated Financial Statements

For the Second Quarter Ended September 30, 2011 and 2010

(Canadian Dollars)

(UNAUDITED – see Notice to Reader dated November 25, 2011)

BONTAN CORPORATION INC.

NOTICE TO READER OF THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The accompanying consolidated financial statements for Bontan Corporation Inc. for the second quarter ended September 30, 2011 have been prepared by management in accordance with International Financial Reporting Standards, consistently applied. These consolidated financial statements have not been reviewed by the auditors of the Company.

These financial statements are presented on the accrual basis of accounting. Accordingly, a precise determination of many assets and liabilities is dependent upon future events. Therefore, estimates and approximations have been made using careful judgement. Recognizing that the management is responsible for both the integrity and objectivity of the financial statements, management is satisfied that these financial statements have been fairly presented.

November 25, 2011

Bontan Corporation Inc.
Consolidated Balance Sheets (Unaudited)
(Canadian Dollars)
(Unaudited – see Notice to Reader dated November 25, 2011)

As at,	Note	September 30, 2011	March 31, 2011	April 1, 2010
Assets
Current
Cash		$65,106	$348,464	$2,350,526
Short term investments	4,12(vii)	476,050	1,900,400	1,359,431
Prepaid consulting services		-	7,171	50,792
Other receivables		54,785	114,069	129,869

		$595,941	$2,370,104	$3,890,618
Office equipment and furniture		$7,839	$8,956	$8,802
Exploration and evaluation expenditures	5	$6,972,740	$6,972,740	$6,520,367
		$7,576,520	$9,351,800	$10,419,787
Liabilities and shareholders' equity
Current liabilities
Accounts payable and accrued liabilities	12(vi)	$742,375	$663,577	$2,453,910
Short term loans		-		1,065,578
Total current liabilities		$742,375	$663,577	$3,519,488
Shareholders' Equity
Capital stock	6	$36,078,140	$36,078,140	$35,298,257
Warrants	8	8,677,551	8,677,551	7,343,886
Contributed surplus		4,755,077	4,755,077	4,573,748
Accumulated other comprehensive loss		(138,924)	168,347	(2,696,213)
Deficit		(42,537,699)	(40,990,892)	(37,262,565)
		(42,676,623)	(40,822,545)	(39,958,778)
Total shareholders' equity		$6,834,145	$8,688,223	$7,257,113
Non-controlling interests		$-	$-	$(356,814)
Total equity		$6,834,145	$8,688,223	$6,900,299
		$7,576,520	$9,351,800	$10,419,787
Going concern (note 2(c))
Commitments and Contingent Liabilities (Note 11)
Related Party Transactions (Note 12)

Approved by the Board               “Kam Shah”             Director        ”Dean Bradley”      Director
                                                     (signed)                                       (signed)

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statements of Operations and Comprehensive loss
For the three and six months ended September 30
(Canadian Dollars)
(Unaudited – see Notice to Reader dated November 25, 2011)

		Three months ended September 30		Six months ended September 30
	Note	2011	2010	2011	2010
Income		-	-	-	-

Expenses
Professional fees		276,085	225,206	614,473	465,193
Consulting fees	10,11(b), (c),(d) &,12(v)	106,021	465,465	219,257	674,154
Shareholders information	11(a),12(i)	32,714	35,359	63,453	78,632
Travel, meals and promotions	12(iv)	7,826	79,027	14,084	111,696
Office and general		13,337	39,328	21,387	67,977
Payroll		10,906	8,724	20,157	21,136
Rent		6,367	6,281	12,702	12,671
Communication		2,508	2,363	5,641	7,838
Transfer agents fees		1,300	1,854	2,493	6,671
Bank charges and interest		283	577	679	4,812
Amortization		560	637	1,120	1,217
Write down of short term investments		181,250	-	525,000	-
Loss (gain) on disposal of short term investments		12,449	536,290	26,989	536,290
Exchange (gain)loss		21,656	5,971	19,372	(37,374)
		673,262	1,407,082	1,546,807	1,950,913
		(673,262)	(1,407,082)	(1,546,807)	(1,950,913)
Non-controlling interest			77,812	-	135,982
Net loss for the period		(673,262)	(1,329,270)	(1,546,807)	(1,814,931)

Other comprehensive loss
Unrealized (loss) gain for the period on short term investments, net of tax considered available for sale		(223,550)	1,087,349	(289,300)	1,109,086
Impairment loss on short term investments transferred to net income		(5,922)	-	(17,971)	-
Other comprehensive income (loss)		(229,472)	1,087,349	(307,271)	1,109,086
Comprehensive loss for the period		(902,734)	(241,921)	(1,854,078)	(705,845)
Basic and diluted loss per share information
Net Loss per share	9	$(0.01)	$(0.02)	$(0.02)	$(0.02)

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statement of Shareholders’ Equity
(Canadian Dollars)
For the six months ended September 30
(Unaudited – see Notice to Reader dated November 25, 2011)

	Number of Shares	Capital Stock	Warrants	Contributed surplus	Accumulated other comprehensive loss	Accumulated Deficit	Non-Controlling Interest	Total Equity
Balance April 1, 2010	65,229,076	$35,298,257	$7,343,886	$4,573,748	$(2,696,213)	$(37,262,565)	$(356,814)	$6,900,299
subscription received in fiscal 2010 reversed on issuance of shares		(303,480)						(303,480)
Issued under private placement	12,700,000	2,564,925						2,564,925
Finder fee		(256,493)						(256,493)
Value of warrants issued under private placement		(1,232,145)	1,232,145					-
Value of warrants issued as finders fee		(123,214)	123,214					-
Issued under 2009 Consultant stock compensation plan	135,000	40,105						40,105
Vlue of options issued				185,903
Issued on exercise of warrants	250,000	24,903						24,903
Value of warrants exercised		8,489	(8,489)					-
Unrealised gain on short term investments ,net of tax, considered available for sale					1,109,086			1,109,086
Non-controlling interest							(135,982)	(135,982)
Net loss for period						(1,814,931)		(1,814,931)
Balance, September 30, 2010	78,314,076	$36,021,347	$8,690,756	$4,759,651	$(1,587,127)	$(39,077,496)	$(492,796)	$8,128,432
Balance April 1, 2011	78,664,076	$36,078,140	$8,677,551	$4,755,077	$168,347	$(40,990,892)	$-	$8,688,223
Unrealised loss on short term investments ,net of tax, considered available for sale					(307,271)			(307,271)
Net loss for period						(1,546,807)		(1,546,807)
Balance, September 30, 2011	78,664,076	$36,078,140	$8,677,551	$4,755,077	$(138,924)	$(42,537,699)	$-	$6,834,145

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statements of Cash Flows
(Canadian Dollars)
(Unaudited – see Notice to Reader dated November 25, 2011)

For the six months ended September 30,	Note	2011	2010
Cash flows from operating activities
Net loss for period		$(1,546,807)	$(1,814,931)
non-controlling interests		-	(135,982)
Amortization of office equipment and furniture		1,120	1,217
Write down of short term investments		525,000	-
Loss on disposal of short term investments		26,989	536,290
Consulting fees settled for common shares	10	7,171	227,395
Net change in working capital components
Other receivables		59,284	(570,471)
Accounts payable and accrued liabilities		78,795	(580,805)
		$(848,448)	$(2,337,287)
Cash flow from(into) investing activities
Purchase of office equipment and furniture		-	(2,587)
Exploration and evaluation expenditure		-	(658,433)
Net proceeds from sale of short term investments		565,090	209,209
		$565,090	$(451,811)
Cash flow from financing activities
Short term loan		-	(1,239,531)
Common shares issued net of issuance costs		-	2,029,855
		$-	$790,324
Decrease in cash during period		(283,358)	(1,998,774)
Cash at beginning of period		348,464	2,350,526
Cash at end of period		$65,106	$351,752
Supplemental disclosures
Non-cash operating activities
Consulting fees settled for common shares and	10	(7,171)	(227,395)
options and expensed during the period
Consulting fees prepaid in shares		-	(49,405)
		$(7,171)	$(276,800)

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
September 30, 2011 and 2010
(Unaudited – see Notice to Reader dated November 25, 2011)

1.      NATURE OF OPERATIONS

Bontan Corporation Inc. (“the Company”) is incorporated in Ontario and its head office is located at 47 Avenue Road, Suite 200, Toronto, Ontario, Canada. The Company is a diversified natural resource company that invests in oil and gas exploration and development. The Company’s shares trade on the Over the Counter Bulletin Board of NASDAQ under a trading symbol “BNTNF”.

The Company holds an indirect 5.23% working interest in two off-shore drilling licenses in the Levantine Basin, approximately forty kilometres off the West coast of Israel.

The Company does not currently own any oil and gas properties with proven reserves.

2.      BASIS OF PRESENTATION AND ADOPTION OF IFRS

(a)	Statement of compliance

These consolidated interim financial statements are unaudited and have been prepared in accordance with IAS 34 ‘Interim Financial Reporting’ (“IAS 34”) using accounting policies consistent with the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) and Interpretations of the International Financial Reporting Interpretations Committee  (“IFRIC”) in which the Company expects to adopt for its annual 2012 consolidated financial statements. Subject to certain transition elections disclosed in Note 16 to the interim consolidated financial statements for the first quarter ended June 30, 2011, the Company has consistently applied the same accounting policies in its opening IFRS Balance Sheet at April 1, 2010 and throughout all periods presented, as if these policies had always been in effect. Note 16 to the interim consolidated financial statements for the first quarter ended June 30, 2011 also disclosed the impact of the transition to IFRS on the Company‘s reported financial position, financial performance and cash flows, including the nature and effect of significant changes in accounting policies from those used in the Company‘s consolidated financial statements as at April 1, 2010, and for the year ended March 31, 2011. Note 2 discloses the impact of the transition to IFRS on the Corporation’s equity for the quarter ended September  30, 2010, and statement of comprehensive income for the three and six months ended September  30, 2010.

These financial statements are based on the accounting policies consistent with those disclosed in Note 3 to the 2012 interim condensed consolidated financial statements for the quarter ended June 30, 2011. The policies applied in these financial statements are based on IFRS effective November 24, 2011, the date the Board of Directors of the Corporation approved the statements. Any subsequent changes to IFRS,  that are given effect in the Company’s annual consolidated financial statements for the year ending March 31, 2012 could result in revisions to these financial statements, including the transition adjustments recognized on change-over to IFRS.

The condensed interim consolidated financial statements should be read in conjunction with the Company’s previous Canadian GAAP annual consolidated financial statements for the year ended March 31, 2011 and interim condensed consolidated financial statements for the three months ended June 30, 2011.

The Company has no requirement to report on segments as it operates as only one segment.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
June 30, 2011 and 2010
(Unaudited – see Notice to Reader dated September 26, 2011)

2.      BASIS OF PRESENTATION AND ADOPTION OF IFRS   - continued

(b)      Basis of presentation

The financial statements have been prepared on the historical cost basis except for certain non-current assets and financial instruments, which are measured at fair value, as explained in the significant accounting policies set out in Note 3 to the 2012 interim condensed consolidated financial statements for the quarter ended June 30, 2011. The comparative figures presented in these interim consolidated financial statements are in accordance with IFRS and have not been audited.

 (c)                 Going concern

Management has prepared these consolidated interim financial statements on an assumption of a going concern, which contemplates that assets will be realized and liabilities discharged in the normal course of business as they come due. To this point, all operational activities and the overhead costs have been funded from the available cash and short term investments and by equity issuances.

The Company has a working capital deficit of approximately $ 0.1 million and accumulated deficit of approximately $ 42.6 million. While the Company’s commitment to meet its share of the exploration and development obligations under its current project is covered to the extent of US $28 million, it is still responsible for its share of any cost overruns. Further, the Company has entered into extensive litigation with the minority shareholder and manager of its subsidiary, IPC Cayman, to protect its interest in the project. Litigations are still in progress and may involve further substantial legal costs, which cannot be reasonably estimated at this stage.

The Company will have to secure new cash resources to meet these obligations. Management is currently evaluating and pursuing funding alternatives, including additional farm-out agreements and new equity issuances. While the management has so far been successful in raising the required equity financing, there is no assurance that these initiatives will continue to be successful. Uncertainty in global capital markets and pending litigations could have a negative impact on the Company’s ability to access capital in the future.

The Company's ability to continue as a going concern is dependent upon its ability to access sufficient capital to defend its interest, complete exploration and development activities, identify commercial oil and gas reserves and to ultimately have profitable operations. These financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and balance sheet classifications that would be necessary if the Company was unable to realize its assets and settle its liabilities as a going concern, in the normal course of operations. Such adjustments could be material.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
June 30, 2011 and 2010
(Unaudited – see Notice to Reader dated September 26, 2011)

2.      BASIS OF PRESENTATION AND ADOPTION OF IFRS   - continued

(d)      Consolidation

The consolidated interim financial statements include the accounts of the Company and of the following subsidiaries:

a.	Israel Oil & Gas Corporation, a wholly owned subsidiary

b.	1843343 Ontario Inc., a wholly owned subsidiary incorporated in Ontario on January 31, 2011 and has no activity since its inception.

Israel Oil & Gas Corporation owns 76.79% equity interest in Israel Petroleum Company Limited (“IPC Cayman”), a Cayman Island limited company incorporated on November 12, 2009. Effective May 18, 2010, the Company deconsolidated IPC Cayman financials due to loss of control and power to govern the financial and operating policies.

All inter-company balances and transactions have been eliminated on consolidation.

      (e)      Functional and presentation currency

The consolidated interim financial statements are presented in Canadian dollar which is also the functional currency of the Company and its subsidiaries.

(f)                 Use of Estimates and judgments

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the year in which the estimates are revised and in any future years affected. Significant areas where estimation uncertainty and critical judgments are applied include valuation of financial instruments, valuation of property, plant and equipment, impairment losses, depletion and depreciation, and measurement of stock based compensation.

3.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out in Note 3 to the 2012 interim condensed consolidated financial statements for the quarter ended June 30, 2011 are expected to be adopted for the year ending March 31, 2012 and have been applied consistently to all periods presented in these condensed interim financial statements, and in preparing the opening IFRS balance sheet at April 1, 2010 for the purpose of transition to IFRS, unless otherwise indicated.

New standards and interpretations not yet adopted

Standards issued but not yet effective up to the date of issuance of the Company‘s consolidated financial statements are listed below. This listing is of standards and interpretations issued which the Company reasonably expects to be applicable at a future date. The Company intends to adopt those standards when they become effective.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
June 30, 2011 and 2010
(Unaudited – see Notice to Reader dated September 26, 2011)

3.	SIGNIFICANT ACCOUNTING POLICIES - continued

IFRS 9 Financial Instruments: Classification and Measurement
In November 2009, the IASB issued IFRS 9, which covers classification and measurement as the first part of its project to replace IAS 39. In October 2010, the Board also incorporated new accounting requirements for liabilities. The standard introduces new requirements for measurement and eliminates the current classification of loans and receivables, available-for-sale and held-to-maturity, currently in IAS 39. There are new requirements for the accounting of financial liabilities as well as carryover of requirements from IAS 39. The Company does not anticipate early adoption and will adopt the standard on the effective date of January 1, 2013. The Company has not determined the impact of the new standard on the consolidated financial statements.

IFRS 10 - Consolidation
IFRS 10 requires an entity to consolidate an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Under existing IFRS, consolidation is required when an entity has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. IFRS 10 replaces SIC-12 Consolidation—Special Purpose Entities and parts of IAS 27 Consolidated and Separate Financial Statements. IFRS 10 is effective for annual periods beginning on or after January 1, 2013 and early adoption is permitted. The Corporation has not determined the impact of the new standard on the consolidated financial statements.

IFRS 11 - Joint Arrangements
IFRS 11 requires a venturer to classify its interest in a joint arrangement as a joint venture or joint operation. Joint ventures will be accounted for using the equity method of accounting whereas for a joint operation, the venturer will recognize its share of the assets, liabilities, revenue and expenses of the joint operation. Under existing IFRS, entities have the choice to proportionately consolidate or equity account for interests in joint ventures. IFRS 11 supersedes IAS 31, Interests in Joint Ventures, and SIC-13, Jointly Controlled Entities—Non-monetary Contributions by Venturers. These amendments are effective for annual periods beginning on or after January 1, 2013 and early adoption is permitted. The Company has not determined the impact of the new standard on the consolidated financial statements.

IFRS 12 - Disclosure of Interests in Other Entities
IFRS 12 establishes disclosure requirements for interests in other entities, such as joint arrangements, associates, and special purpose vehicles and off balance sheet vehicles. The standard carries forward existing disclosures and also introduces significant additional disclosure requirements that address the nature of, and risks associated with, an entity‘s interests in other entities. This standard is effective for annual periods beginning on or after January 1, 2013. Entities will be permitted to apply any of the disclosure requirements in IFRS 12 before the effective date. The Company has not determined the impact of the new standard on the consolidated financial statements.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
June 30, 2011 and 2010
(Unaudited – see Notice to Reader dated September 26, 2011)

3.	SIGNIFICANT ACCOUNTING POLICIES - continued

IFRS 13 - Fair Value Measurement
IFRS 13 is a comprehensive standard for fair value measurement and disclosure requirements for use across all IFRS standards. The new standard clarifies that fair value is the price that would be received to sell an asset, or paid to transfer a liability in an orderly transaction between market participants, at the measurement date. It also establishes disclosures about fair value measurement. Under existing IFRS, guidance on measuring and disclosing fair value is dispersed among the specific standards requiring fair value measurements and in many cases does not reflect a clear measurement basis or consistent disclosures. IFRS 13 is effective for annual periods beginning on or after January 1, 2013 and early adoption is permitted. The Company has not determined the impact of the new standard on the consolidated financial statements.

Amendments to Other Standards
In addition, there have been amendments to existing standards, including IAS 27, Separate Financial Statement (IAS 27), and IAS 28, Investments in Associates and Joint Ventures (IAS 28). IAS 27 addresses accounting for subsidiaries, jointly controlled entities and associates in non-consolidated financial statements. IAS 28 has been amended to include joint ventures in its scope and to address the changes in IFRS 10 – 13.

4.	SHORT TERM INVESTMENTS

	Marketable securities
	Carrying average costs	fair market value
September 30, 2011	$614,974	$476,050
March 31, 2011	$2,118,724	$1,900,400
April 1, 2010	$4,007,574	$1,359,431

Marketable securities are designated as “available-for-sale”.

Marketable securities are stated at fair value based on quoted market prices on the balance sheet as at September 30, 2011. A net unrealized loss of $307,271 for the quarter ended on that date was included in the consolidated statement of comprehensive loss and accumulated other comprehensive loss.

As at September 30, 2011, the management concluded that certain marketable securities had suffered a decline in their values which were unlikely to be recovered in the near future. The loss of $17,971 has been removed from other comprehensive income and recognized in net income even though these investments have not been de-recognized.

As at September 30, 2011, the Company held warrants in certain marketable securities which are exercisable at its option to convert into an equal number of common shares of the said securities. The total exercise price of these warrants was $81,120 (as at March 31, 2011: $75,800, April 1, 2010: $119,217) and the market value of the underlying securities was $3,786 (as at March 31, 2011:$14,655, April 1, 2010: $19,506). These warrants and the underlying unrealized gains and losses have not been accounted for in the financial statements since the Company has not yet determined if it would exercise these warrants when they become exercisable. The warrants expire between March 26, 2012 and April 26, 2012.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
June 30, 2011 and 2010
(Unaudited – see Notice to Reader dated September 26, 2011)

5.      EXPLORATION AND EVALUATION EXPENDITURES

Effective May 18, 2010, the Company decided to de-consolidate the results of its subsidiary; IPC Cayman wherein it holds 76.79% equity, due to loss of effective control over IPC Cayman’s financial reporting process as explained in Note 25 of the fiscal 2011 annual financial statements.

IPC Cayman was incorporated solely for the purpose of managing exploration and development of two offshore drilling licenses in Israel – petroleum license 347 (‘Myra”) and 348 (“Sara”) covering approximately 198,000 acres, 40 kilometres off the West coast of Israel (“Israeli project”).

IPC Cayman holds a 50% partnership interest in IPC Oil and Gas (Israel) Limited Partnership (“IPC Israel”) which is the registered holder of 13.609% interest in the Israeli project. Thus the Company’s working interest in the Israeli project works out to 5.23%.

The funds provided by the Company towards exploration activities of the Israeli project either direct to the consortium or though IPC Cayman, have been capitalized as exploration and evaluation expenditures.

There was no further expenditure during the three and six months ended September 30, 2011.

Balance as at April 1, 2010	$6,520,367
incurred during the year	452,373
Balance as at March 31, 2011	$6,972,740
Balance, as at September 30, 2011	$6,972,740

The management carried out an impairment tests, involving (a) an independent geologist‘s evaluation of the prospective resources on the two prospects in accordance with NI 51-101, Sec 5-9 updated at December 1, 2010, and as further updated by the operator on June 15, 2011 (b) a review of definite work plan, prepared by the steering committee of the joint venture partners and its acceptance by the Israeli Ministry of National Infrastructure, (c)  an assessment of the likely outcome of the current disputes with Shaldieli and IPC Cayman management and concluded that there was no permanent impairment.

As explained in Subsequent event note ( Note 17), IPC Cayman concluded transaction with Shaldieli Inc. despite our objection on November 8, 2011.  The hearing of our lawsuit against this transaction has not yet been held. We have evaluated the value of the Shaldieli shares that will be attributable to our share in IPC Cayman based on the market value of Shaldieli Inc.’s shares and concluded that there was still no permanent impairment.( See also Note 13 regarding pending disputes)

6.      CAPITAL STOCK

(a)      Authorized:  Unlimited number of common shares

(b)	Issued

There were no changes in the issued share capital during the three months and six monhs ended September 30, 2011.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
September 30, 2011 and 2010
(Unaudited – see Notice to Reader dated November 25, 2011)

6.      CAPITAL STOCK – continued

	Common
	Shares	Amount
Balance at April 1, 2010	65,229,076	$35,298,257
Issued under 2009 Consultant Stock Compensation Plan	135,000	48,093
Issued under private placements	12,700,000	2,564,925
Finder's fee	-	(256,493)
Value assigned to warrants issued under private placements	-	(1,232,145)
Value assigned to warrants issued as finders’ fee under private placements		(123,214)
Issued on exercise of warrants	600,000	60,503
Value of warrants exercised transferred from warrants		21,694
Subscriptions received in fiscal 2010 reversed on issuance of shares		(303,480)
Balance at March 31, 2011	78,664,076	$36,078,140
Balance at September 30, 2011	78,664,076	$36,078,140

(c)	As at September 30, 2011, the Company had the following active Consultant Stock Compensation Plans:

	Date of registration*	Registered shares under Plan	Issued to March 31, 2011	As at April 1, 2011	Issued	Cancelled	Balance at September 30, 2011
2009 Plan	11-May-09	3,000,000	(843,333)	2,156,667	-	-	2,156,667
2011 Plan	11-Apr-11	6,000,000	-	6,000,000	-	-	6,000,000
*	Registered with the Securities and Exchange Commission of the United States of America (SEC) as required under the Securities Act of 1933.

7.      STOCK OPTION PLANS

(a)      The following is a summary of all Stock Option Plans as at September 30, 2011:

Plan	Date of registration *	# of Options
		Registered	Issued	Expired	Exercised	Outstanding
1999 Stock option Plan	April 30, 2003	3,000,000	3,000,000	(70,000)	(1,200,000)	1,730,000
2003 Stock Option Plan	July 22, 2004	2,500,000	2,500,000	(155,000)	(400,000)	1,945,000
The Robinson Plan	December 5, 2005	1,100,000	1,100,000	-	-	1,100,000
2005 Stock Option Plan	December 5, 2005	1,000,000	1,000,000	-	-	1,000,000
		7,600,000	7,600,000	-225,000	-1,600,000	5,775,000

* Registered with the Securities and Exchange Commission of the United States of America (SEC) as required under the Securities Act of 1933.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
September 30, 2011 and 2010
(Unaudited – see Notice to Reader dated November 25, 2011)

7.      STOCK OPTION PLANS – continued

All options were fully vested on the dates of their grant.

(b)
There were no movements during the six months ended September 30, 2011. The weighted average exercise price of the outstanding stock options is US$0.18 (March 31, 2011: US$0.18 and April 1, 2010: $0.15)

(c)  Details of weighted average remaining life of the options granted and outstanding are as follows:

September 30, 2011
Number of options outstanding and exercisable	5,775,000
Exercise price in US$	0.18
Weighted average remaining contractual life (years)	3.12

The options can be exercised at any time after vesting within the exercise period in accordance with the applicable option agreement. The exercise price was more than the market price on the date of the grants for 2,945,000 options and less than the market price for the balance of 2,830,000 options.

8.	WARRANTS

(a)	There were no movements during the six months ended September 30, 2011:

	# of warrants	Weighted average exercise price	Fair value
Issued and outstanding, April 1, 2010	59,701,420	0.28	7,343,886
Issued under 2009-10 Private Placement	12,700,000	0.35	1,232,145
Issued as finders’ fee under 2009-10 private placement	1,270,000	0.35	123,214
Exercised	(600,000)	(0.10)	(21,694)
Issued and outstanding, March 31, 2011	73,071,420	$0.26	$8,677,551
Issued and outstanding, September 30, 2011	73,071,420	$0.26	$8,677,551

(b) Details of weighted average remaining life of the warrants granted and outstanding are as follows:
	September 30, 2011
	Warrants outstanding & exercisable
Exercise price in US$	Number	Weighted average remaining contractual life (years)
0.10	10,400,000	2.50
0.25	12,846,420	2.50
0.35	49,825,000	3.43
0.26	73,071,420	3.10

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
September 30, 2011 and 2010
(Unaudited – see Notice to Reader dated November 25, 2011)

9.      LOSS PER SHARE

Loss per share is calculated on the weighted average number of common shares outstanding during the period, which were 78,664,076 shares for the three months and six months ended September 30, 2011 (78,314,076 and 78,292,409 shares respectively for three and six months ended September 30, 2010).

The Company had approximately 73 million (September 30, 2010:73.4 million) warrants and 5.8 million options (September 30, 2010: 5.8 million), which were not exercised as at September 30, 2011. Inclusion of these warrants and options in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and are therefore excluded from the computation. Consequently, there is no difference between loss per share and diluted loss per share.

10.	CONSULTING FEE

	Three months ended September 30		Six months ended September 31
	2011	2010	2011	2010
Fees settled in stocks and options	-	204,527	7,171	227,395
Fees settled for cash	106,021	260,938	212,086	446,759
	$106,021	$465,465	$219,257	$674,154

11.           COMMITMENTS AND CONTINGENT LIABILITIES

(a)
The Company entered into media and investor relations contracts, with Current Capital Corp., a shareholder corporation, effective July 1, 2004, initially for a period of one year and renewed automatically unless cancelled in writing by a 30-day notice, for a total monthly fee of US$10,000.

(b)
The Company entered into a consulting contract with Mr Kam Shah, the Chief Executive Officer and Chief Financial Officer on April 1, 2005 for a five-year term. This term was extended to another five years to March 31, 2015 by the audit committee on April 1, 2010. Mr Shah’s monthly fee is $15,000 plus taxes. Further, the contract provides for a lump sum compensation of US$250,000 for early termination of the contract without cause. The contract also provides for entitlement to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(c)
The Company entered into a consulting contract with Mr Terence Robinson, a key consultant and a former Chief Executive Officer, on April 1, 2003 for a six-year term up to March 31, 2009. On August 4, 2009, this contract was renewed for another five years effective April 1, 2009. The renewed contract provides for a fixed monthly fee of $10,000 plus taxes. The Consultant will also be entitled to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
September 30, 2011 and 2010
(Unaudited – see Notice to Reader dated November 25, 2011)

11.           COMMITMENTS AND CONTINGENT LIABILITIES - continued

(d)
The Company has a consulting contract with Mr John Robinson. Mr John Robinson is the sole owner of Current Capital Corp., a firm with which the Company has an on-going contract for media and investor relations, and is a brother of Mr Terence Robinson who is a key consultant to the Company and a former Chief Executive Officer of the Company. Mr Robinson provides services that include assisting the management in evaluating new projects and monitoring short term investment opportunities that the Company may participate in from time to time. A new Consulting Contract was signed with Mr John Robinson on July 1, 2009 for period covering up to March 31, 2014. The Contract provides for a fixed monthly fee of $8,500 plus taxes. The Consultant will also be entitled to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(e)
The Company has agreed to the payment of a finder’s fee to Current Capital Corp., a related party, at the rate of 10% of the proceeds from the exercise of any of the outstanding warrants. The likely fee if all the remaining warrants are exercised will be approximately $ 1.8 million.

(f)
The Company is currently in litigation with the management of its subsidiary, IPC Cayman and has retained lawyers in various jurisdictions. The Company is committed to continue its legal actions until disputes surrounding its indirect working interest in the Israeli oil and gas properties are resolved satisfactorily. The final outcome and costs of these actions cannot be reasonably estimated.

12.           RELATED PARTY TRANSACTIONS

Transactions with related parties are incurred in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to between the related parties. Related party transactions and balances have been listed below, unless they have been disclosed elsewhere in the consolidated financial statements. Amounts are for six months ended September 30, 2011 and balances are at September 30, 2011. Comparative amounts are for the six months ended September 30, 2010 and balances as at September 30, 2010.

(i)
Included in shareholders information expense is $57,835 (2010 – $62,059) to Current Capital Corp, (CCC) for media relations services. CCC is a shareholder corporation and a director of the Company provides accounting services as a consultant.

(ii)	CCC charged $ nil for rent (2010: $8,081). $ nil of office expenses were charged by the entity controlled by the sole director of IPC Cayman (2010: $ 18,319)
(iii)
A finder’s fee of $ nil (2010: $312,469) was charged by CCC in connection with the private placement. The fee included a cash fee of $ nil (2010:$189,255 and 1,270,000 warrants valued at $123,214 using the black-Scholes option price model).

(iv)
Business expenses of $10,524 (2010: $8,571) were reimbursed to directors of the corporation and $14,855 (2010 - $64,837) to a key consultant and a former chief executive officer of the Company. Travel and related expenses of $ nil (2010: $86,111) were charged by the sole director of IPC Cayman. $ nil (2010: $45,392) of these charges has been included in oil & gas properties and related expenditure. Further, sole director of IPC Cayman also charged $nil for book keeping services (2010: $ 35,760).

(v)
Consulting fees include cash fee paid to directors for services of $95,000 (2010: $ 95,000), $60,000 (2010: $ 60,000) paid to a key consultant and a former chief executive officer of the Company, $51,000 paid to a consultant who controls CCC (2010:  $51,000) and $ nil (2010: $123,312) was paid to the sole director of IPC Cayman.

(vi)
Accounts payable includes $55,216 (2010: $5,611) due to CCC, $44,335 (2010: $1,250) due to directors, $131,094 (2010: $nil) due to a key consultant and a former chief executive officer of the Company, and due to a consultant who controls CCC $105,655 (2010; $ nil).

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
September 30, 2011 and 2010
(Unaudited – see Notice to Reader dated November 25, 2011)

12.           RELATED PARTY TRANSACTIONS- continued

 (vii)  Included in short term investments is an investment of $nil carrying cost and $nil fair value (2010: $1,869,381 carrying cost and $645,850 fair value) in a public corporation controlled by a key shareholder of the Company. This investment in 2010 represented common shares acquired in open market or through private placements and represents less than 1% of the said Corporation.

13.	PENDING DISPUTES

Note 20 of the fiscal 2011 audited financial statements and Note 13 of unaudited condensed consolidated financial statements for the three months ended June 30, 2011, provide details of various lawsuits being filed against Shaldieli, its key shareholders, Mr. Howard Cooper and his company, International Three Crown Petroleum LLC.

The following provide further updates to the pending lawsuits since July 1, 2011

Actions taken in Israel

No new development except for a second pre-trial on November 21, 2011 which was more procedural dealing with disclosures and interrogations.

Actions taken in Cayman Islands

As previously reported, on April 28, 2011, we filed a summons against Israel Petroleum Company Limited (“IPC Cayman”) and International Three Crown Petroleum LLC (ITC”) seeking an order pursuant to section 46 of the Companies Law (2010 Revision) that the register of IPC Cayman be rectified to give effect to a share transfer request made on March 8, 2011 together with such other ancillary relief as may be necessary for the purpose of giving effect to the rectification.

The judge in the Grand Court of the Cayman Islands financial services division dismissed our claim on October 24, 2011.  However, we have received a letter from ITC’s Cayman lawyers stating that ITC and IPC will convene a meeting of IPC’s members of record, provided that such request is made pursuant to the terms of the Stockholders Agreement.

We are now reviewing possibility of calling such a meeting.

14.           FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Fair value	September 30, 2011		March31, 2011
	Carrying value	Fair value	Carrying value	Fair value
Financial assets
Cash	65,106	65,106	348,464	348,464
Other receivable	54,785	54,785	114,069	114,069
Short term investments	614,974	476,050	2,118,724	1,359,431
Financial liabilities
Accounts payable and accrued liabilities	742,375	742,375	663,577	663,577

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
September 30, 2011 and 2010
(Unaudited – see Notice to Reader dated November 25, 2011)

14.           FINANCIAL INSTRUMENTS AND RISK MANAGEMENT - continued

Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments. These estimates are subject to and involve uncertainties and matters of significant judgment, therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

A summary of the Company’s risk exposures as it relates to financial instruments are reflected below:

i) Credit risk

Credit risk is the risk of loss associated with a counter-party’s inability to fulfill its payment obligations. The credit risk is attributable to various financial instruments, as noted below. The credit risk is limited to the carrying value amount carried on the statement of financial position.

a.	Cash and cash equivalents – Cash and cash equivalents are held with major financial institutions in Canada and therefore the risk of loss is minimal.

b.	Trade and other receivables – The Company is not exposed to major credit risk attributable to customers. A significant portion of this amount is due from the Canadian government.

c.  Short term Investments – The Company has exposure for this balance at SEptember 30, 2011 of approximately $0.48 million (March 31, 2011 - $1.9 million). These investments are in junior Canadian public companies and are valued at their quoted market prices on reporting dates.

ii) Liquidity risk

The Company monitors its liquidity position regularly to assess whether it has the funds necessary to fulfill planned exploration commitments on its petroleum and natural gas properties or that viable options are available to fund such commitments from new equity issuances or alternative sources such as farm-out agreements. However, as an exploration company at an early stage of development and without significant internally generated cash flows, there are inherent liquidity risks, including the possibility that additional financing may not be available to the Company, or that actual exploration expenditures may exceed those planned. The current uncertainty in global markets and pending litigations could have an impact on the Company’s future ability to access capital on terms that are acceptable to the Company. There can be no assurance that required financing will be available to the Company. If adequate financing is not available, the Company may be required to relinquish rights to certain of its interests.

iii) Market price risk

Market risk primarily arises from the Company’s short term investments in marketable securities which accounted for approximately 6% of total assets of the Company as at September 30, 2011 (20% as at March 31, 2011). Further, the Company’s holding in one Canadian marketable security accounted for approximately 75% (March 31, 2011: 40%) of the total short term investment in marketable securities as at September 30, 2011.

The Management tries to mitigate this risk by monitoring all its investments daily with experienced consultants and ensuring that investments are made in companies which are financially stable with viable businesses.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
September 30, 2011 and 2010
(Unaudited – see Notice to Reader dated November 25, 2011)

14.           FINANCIAL INSTRUMENTS AND RISK MANAGEMENT - continued

iv) Concentration risk

Concentration risks exist in cash and cash equivalents because significant balances are maintained with one financial institution and a brokerage firm. The risk is mitigated because the financial institutions are international banks and the brokerage firm is a well-known Canadian brokerage firm with a good market reputation and has all its assets backed up by a major Canadian bank. The Company’s key asset, the indirect working interest in two off shore drilling licenses, is located in Israel.

v) Currency risk

The Company operates primarily in Canada and substantially all of its activities including cash and short term investments are denominated in Canadian dollars. However, costs incurred on exploration and evaluation relating to its interest in the Israeli project and expected potential returns, if any, would be denominated in US dollars. The Company is therefore exposed to fluctuations in the exchange rate between the US and Canadian dollar.

The fluctuation of the US dollar in relation to the Canadian dollar will consequently impact the loss of the Company and may also affect the value of the Company’s assets and the amount of shareholders’ equity.

Comparative foreign exchange rates are as follows:

	September 30, 2011	March 31, 2011	September 30, 2010
One US Dollar to CDN Dollar	1.0389	0.9718	1.0298

The Company has not entered into any agreements or purchased any foreign currency hedging arrangements to hedge possible currency risks at this time.

The balances in US Dollar as at September 30, 2011 were as follows:  (all figures in 000’ CDN$ equivalent)

Cash, receivable & short term investments	$ 29
Accounts payable and accrual	(345)
Net liabilities	$ (316)

Based on the above net exposure, a 5% depreciation of the Canadian dollar against US dollar will increase the net liabilities by $15,800 while a 5% appreciation of the Canadian dollar against US dollar will decrease the net liabilities by $ 15,800.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
September 30, 2011 and 2010
(Unaudited – see Notice to Reader dated November 25, 2011)

15.           CAPITAL DISCLOSURES

The Company considers the items included in Shareholders’ Equity as capital. The Company had payables of approximately $ 0.7 million as at September 30, 2011 and current assets, mostly in cash and short term investments of approximately $0.6 million. The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue new business opportunities and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue new debt, acquire or dispose of assets or adjust the amount of cash and short term investments.

As at September 30, 2011, the shareholders’ equity was approximately $ 6.8 million (March 31, 2011: $ 8.7 million). Approximately 9% or $0.6 million was held in cash and short term investments (March 31, 2011: $2.3 million or 25%).

The Company is not subject to any externally imposed capital requirements and does not presently utilize any quantitative measures to monitor its capital.

The Company does not believe its current capital resources will be sufficient to carry its business plans and operations through its current operating period. Further, the Company has initiated extensive legal actions to preserve its interest in the Israeli project, which may require further funds if these litigation efforts are not concluded satisfactorily within the next couple of months. While the Company has received assurances from its existing shareholders that further funds would be available as needed, this cannot be reasonably predicated with assurance and as a result this financial statements include a going concern note reflecting the inadequacy of existing funds.

16	EXPLANATION OF TRANSITION TO IFRS

For all periods up to and including the year ended March 31, 2011, the Company previously prepared its consolidated financial statements in accordance with Canadian GAAP. These financial statements are prepared in accordance with IAS 34 “Interim Financial Reporting”.

Accordingly, the Company has prepared these financial statements which comply with IFRS applicable for periods beginning on or after April 1, 2011 and the significant accounting policies to meet those requirements were disclosed in Note 3 to the interim condensed consolidated financial statements for the first quarter ended June 30, 2011. In preparing these financial statements, the Company started from an opening consolidated statement of financial position as at April 1, 2010, the Company's IFRS transition date, and made those changes in accounting policies and other adjustments required by IFRS 1 “First-time adoption of international financial reporting standards” (“IFRS 1”) for the first time adoption of IFRS as disclosed in the interim condensed consolidated financial statements for the first quarter ended June 30, 2011.

Reconciliations
A reconciliation of how the transition from Canadian GAAP to IFRS has affected the Balance sheet of the Company as at September 30, 2010 is set out in the following tables and the notes that accompany the tables. The transition from previous GAAP to IFRS had no significant impact on Statement of operations and Comprehensive loss and Changes in Shareholders’ Equity and cash flows statement for the three and six months ended September 30, 2010.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
September 30, 2011 and 2010
(Unaudited – see Notice to Reader dated November 25, 2011)

16	EXPLANATION OF TRANSITION TO IFRS - continued

Balance sheet as at September 30, 2010 (Canadian dollar)

	Previous GAAP September 30, 2010	IFRS Adjustments	IFRS September 30, 2010
Assets
Current
Cash	$351,752		$351,752
Short term investments	1,731,555		1,731,555
Prepaid consulting services	49,405		49,405
Other receivables	700,340		700,340
	$2,833,052	$-	$2,833,052
Office equipment and furniture	$10,173		$10,173
Oil & gas properties and related expenditure	$7,352,753	$(7,352,753)	$-
Exploration and evaluation expenditure		$7,352,753	$7,352,753
	$10,195,978	$-	$10,195,978
Liabilities and shareholders' equity
Current liabilities
Accounts payable and accrued liabilities	$1,873,105		$1,873,105
Total current liabilities	$1,873,105	$-	$1,873,105
Shareholders' Equity
Capital stock	$36,021,347		$36,021,347
Warrants	8,690,756		$8,690,756
Contributed surplus	4,759,651		$4,759,651
Accumulated other comprehensive loss	(1,587,127)		$(1,587,127)
Deficit	(39,077,496)		$(39,077,496)
Total shareholders' equity	$8,807,131	$-	$8,807,131
Non-controlling interests	$(484,258)		$(484,258)
Total equity	$8,322,873	$-	$8,322,873
	$10,195,978	$-	$10,195,978

Note to reconciliation

Exploration and Evaluation (“E&E”) expenditures

Upon transition to IFRS, the Company reclassified all E&E expenditures that were included as oil & gas properties and related expenditure on the balance sheet. This consisted of the carrying amount for costs of acquisition of drilling licenses and seismic which did not have proved or probable reserves attributed directly to related exploration properties. E&E assets will not be depleted, and will be assessed for impairment when indicators of impairment exist.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
September 30, 2011 and 2010
(Unaudited – see Notice to Reader dated November 25, 2011)

17           SUBSEQUENT EVENTS

Shaldieli Inc. reported on November 8, 2011 that it had completed its previously announced transaction pursuant to which it allotted 144,821,469 shares to IPC Cayman representing approximately 90% of Shaldieli’s share capital ( subject to further dilution)  in exchange for  IPC Cayman’s 50% equity in IPC Oil & Gas ( Israel) Limited Partnership (“IPC Israel”).

Bontan’s beneficial share, through its ownership of 76.79% equity of IPC Cayman, in the allotted Shaldieli shares is approximately 111.2 million shares of Shaldieli Inc. or approximately 69% of Shaldieli share capital. Shaldieli now holds 50% of the equity in IPC Israel which, in turn, holds a13.6090% working interest in the two licences – Sarah and Myra – under the offshore Israeli Project.

Form 52-109FV2
Certification of Interim Filings – Venture Issuer Basic Certificate

I, Kam Shah, Chief Executive Officer of Bontan Corporation Inc. certify the following:

1.	Review: I have reviewed the interim financial report and interim MD&A (together, the “interim filings”) of Bontan Corporation Inc. (the “issuer”) for the interim period ended September 30, 2011.

2.
No misrepresentations: Based on my knowledge, having exercised reasonable diligence, the interim filings do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made, with respect to the period covered by the interim filings.

3.
Fair Presentation: Based on my knowledge, having exercised reasonable diligence, the interim financial report together with the other financial information included in the interim filings fairly present in all material respects the financial condition, financial performance and cash flows of the issuer, as of the date of and for the periods presented in the interim filings.

Date: November 25, 2011

SD:  Kam Shah

 Kam Shah
Chief Executive Officer

NOTE TO READER

In contrast to the certificate required under National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings (NI 52-109), this Venture Issuer Basic Certificate does not include representations relating to the establishment and maintenance of disclosure controls and procedures (DC&P) and internal control over financial reporting (ICFR), as defined in NI 52-109. In particular, the certifying officers filing this certificate are not making any representations relating to the establishment and maintenance of:

i)
controls and other procedures designed to provide reasonable assurance that information required to be disclosed by the issuer in its annual filings, interim filings or other reports filed or submitted under securities legislation is recorded, processed, summarized and reported within the time periods specified in securities legislation; and

ii)	a process to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the issuer’s GAAP.

The issuer’s certifying officers are responsible for ensuring that processes are in place to provide them with sufficient knowledge to support the representations they are making in this certificate. Investors should be aware that inherent limitations on the ability of certifying officers of a venture issuer to design and implement on a cost effective basis DC&P and ICFR as defined in NI 52-109 may result in additional risks to the quality, reliability, transparency and timeliness of interim and annual filings and other reports provided under securities legislation.

Form 52-109FV2
Certification of Interim Filings – Venture Issuer Basic Certificate

I, Kam Shah, Chief Financial Officer of Bontan Corporation Inc. certify the following:

1.	Review: I have reviewed the interim financial report and interim MD&A (together, the “interim filings”) of Bontan Corporation Inc. (the “issuer”) for the interim period ended September 30, 2011.

2.
No misrepresentations: Based on my knowledge, having exercised reasonable diligence, the interim filings do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made, with respect to the period covered by the interim filings.

3.
Fair Presentation: Based on my knowledge, having exercised reasonable diligence, the interim financial report together with the other financial information included in the interim filings fairly present in all material respects the financial condition, financial performance and cash flows of the issuer, as of the date of and for the periods presented in the interim filings.

Date: November 25, 2011

SD:  Kam Shah

 Kam Shah
Chief Financial Officer

NOTE TO READER

In contrast to the certificate required under National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings (NI 52-109), this Venture Issuer Basic Certificate does not include representations relating to the establishment and maintenance of disclosure controls and procedures (DC&P) and internal control over financial reporting (ICFR), as defined in NI 52-109. In particular, the certifying officers filing this certificate are not making any representations relating to the establishment and maintenance of:

i)
controls and other procedures designed to provide reasonable assurance that information required to be disclosed by the issuer in its annual filings, interim filings or other reports filed or submitted under securities legislation is recorded, processed, summarized and reported within the time periods specified in securities legislation; and

ii)	a process to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the issuer’s GAAP.

The issuer’s certifying officers are responsible for ensuring that processes are in place to provide them with sufficient knowledge to support the representations they are making in this certificate. Investors should be aware that inherent limitations on the ability of certifying officers of a venture issuer to design and implement on a cost effective basis DC&P and ICFR as defined in NI 52-109 may result in additional risks to the quality, reliability, transparency and timeliness of interim and annual filings and other reports provided under securities legislation.